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                                   Exhibit 21
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Werner Co., a Pennsylvania corporation.

Gold Medal Ladder Company, a Pennsylvania corporation.

Kentucky Ladder Company, a Pennsylvania corporation.

Florida Ladder Company, a Florida corporation.

Werner Management Co., a Pennsylvania corporation.

Werner Financial Inc., a Delaware corporation.

R.D. Arizona Ladder Corp., an Arizona corporation.

WIP Technologies, Inc., a Delaware corporation.

Ardee Investment Co., Inc., a Delaware corporation.

Olympus Properties, Inc., an Illinois corporation.

Phoenix Management Services, Inc., a Pennsylvania corporation.
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Manufacturers Indemnity and Insurance Company of America, a Colorado
  corporation.

Wentworth Institutional Realty, Inc., a Delaware corporation.

Ad Valorem Properties, Inc., a Colorado corporation.

Werner Distribution, Inc., a Pennsylvania corporation.

Werner (FID), Co., Inc., a Delaware corporation.

BLP Corporation, a Colorado corporation.

Amarlite Architectural Products, Inc., a Delaware corporation.